UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K/A
                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported)  August 23, 2004

                          KIWI NETWORK SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

                                    0-32479
                            (Commission File Number)

                                   76-0616468
                        (IRS Employer Identification No.)

                             6715 River Lodge Drive
                                 Spring, Texas                77379
               (Address of principal executive offices)    (Zip Code)

                                  281-251-7328
                     --------------------------------------
               Registrant's telephone number, including area code


             9600 Long Pointe Road, Suite 301, Houston, Texas 77055
             ------------------------------------------------------
         (Former name or former address, if changed since last report.)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
                                    230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
                                   240.14a-12)
       [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
                       Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
                            Act (17 CFR 240.13e-4(c))

Section  5  -  Corporate  Governance  and  Management
     Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 23, 2004 Lorne Catling was removed as a director for cause. Mr. Catling refused to cooperate with other members of the Board of Directors, did not return telephone calls, refused to respond to all methods of communication, and took other actions not in the best interest of the Company.

Effective August 27, 2004, Lorne Catling responded to his removal as a director for cause, with the email correspondence set forth in Exhibit 17.1.

This  is  management's  reply  to  Mr.  Catling:
For the past month, the Company has been under attack by certain former officers and directors of the Company. This resulted in the resignation of several directors of the Company on August 3, 2004. A Form 8-K was filed on August 3, 2004 without authorization of the Company directors. The Company vehemently refuted the information contained in the unauthorized Form 8-K and stated that it was not discontinuing operations of its business. The Company announced that it had obtained and secured valuable contracts and assets and would announce additional contract signings when they were finalized. At this time, the Company's corporate website was tampered with and its contents deleted without authorization. Acting quickly and decisively with legal counsel and acting in the best interest of the shareholders, the Company set up new corporate bank accounts, issued new controls to its stock transfer agent and retained new legal and accounting professionals.

On August 3, 2004, the Company retired the remaining 1,000,000 shares of Series A Preferred Stock issued by the board to Bradley Wilson as a poison pill intended to protect the Company from a hostile takeover. Wilson claims ownership of these shares. These shares were retired and cancelled for no consideration to Mr. Wilson. The Company then responded with a Form 8-K/A accepting the resignations of the aforementioned directors and appointed three new directors to the Board; Robert Vivacqua, Ernest Kolenda and Elijah James Holmes. Vivacqua and Kolenda are longtime substantial shareholders who have supported the Company over the years and as recently as July with funding through a private placement. Holmes brings proven management expertise, resources and funding.

Mr. Catling states in his e-mail response to his removal as a director as "I am not surprised. It would seem that this was the only course of action you could take".

It was the only course of action the Board could take. The Company's Board had been dealing with many issues that included several alternatives for desperately required funding, corporate filings, joint venture and licensing agreements, strategic partners, marketing agreements, maintaining existing contracts, operating budgets, internal controls, re-working the business plan etc. The Board was not getting any support from Mr. Catling.

Mr. Catling was more concerned with the legality surrounding the cancellation of the Preferred Stock issued in Mr. Wilson's name than he was with the business of the Company. He demanded a satisfactory legal opinion before he would cooperate.

The Board had been given several verbal opinions that were 100% in the Company's favor. This was not good enough for Mr. Catling. Mr. Catling required a written opinion. The Board hired a law firm that day and had an opinion letter in Mr. Catling's possession the next day, August 18. The Board followed up with Mr. Catling and after leaving dozens of messages over the next five days with no reply, the Board gave up and removed Mr. Catling for cause. Eight days later Mr. Catling finally sent the Board an e-mail but only in response to receiving his removal notice. Mr. Catling has requested that Mr. Pepler, the remaining director, attend a meeting with Mr. Catling's lawyer, Ben Grocock, to discuss the matter of the cancellation of the Preferred Shares issued to Mr. Wilson. The Company had fired Mr. Grocock earlier because he was brought into the Company through Mr. Wilson and was clearly still representing Mr. Wilson's interests. The Board has been advised by its corporate lawyer, auditor, approximately 60% of the shareholders and certain financial partners interested in funding the Company. All actions of the Board have been made in the Company's and shareholders best interests.

The Form 10-Q was reviewed by the Company's auditors and signed by an officer of the Company. The Company is not delinquent in its reporting requirements and its trading should not be discontinued as Mr. Catling suggests.

Mr. Catling's refusal to take phone calls or return e-mail and voice messages for eight days rendered the Board ineffective and impossible to carry out important corporate matters including dealing with cancellation of the Preferred Shares issued to Mr. Wilson and the appointment of new directors. A director must be diligent in keeping informed about and handling the affairs of the Company. It is a director's fiduciary duty to put the interests of the Company and its shareholders before his or any third party interests.

The Board and its corporate lawyers deemed that Mr. Catling was not acting in the best interest of the Company and all of its shareholders and removed him as a director effective August 23, 2004.

Item  9.01     Financial  Statements  and  Exhibits

(c)  Exhibits

17.1  Letter  on  Departure  of  Director.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          KIWI NETWORK SOLUTIONS INC.
                          ---------------------------
                                  (Registrant)
Date  :
/s/  Derek  Pepler
------------------
Derek  Pepler,  Director